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                                                                                  Exhibit 12.1

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COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
The Chase Manhattan Corporation and Subsidiaries
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                                                                   Year Ended
                                                                   December 31,
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($ in millions)                                1994       1993      1992        1991       1990
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
EARNINGS:
Net Income (Loss)                          $  1,205    $   966    $   639    $   520    $  (334)
Less:  Cumulative Effect of Change in
         Accounting Principle*                    -        500          -          -          -
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Net Income(Loss) Before Cumulative Effect
  of Change in Accounting Principle        $  1,205    $   466    $   639    $   520    $  (334)
Less:  Equity in Undistributed Income
       (Loss) of Unconsolidated
       Subsidiaries and Associated
       Companies                                  7         36         11        (32)       (40)
Income Taxes (Benefits)                         565        265        186        124        203
Fixed Charges, Excluding Interest
  on Deposits                                 2,187      2,670      2,277      1,988      3,190
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Total Earnings, Excluding
  Interest on Deposits, as Adjusted           3,950      3,365      3,091      2,664      3,099
Interest on Deposits                          2,326      2,014      2,935      4,374      5,273
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Total Earnings, Including
  Interest on Deposits, as Adjusted        $  6,276    $ 5,379    $ 6,026    $ 7,038    $ 8,372
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FIXED CHARGES:

Interest Expense and Amortization
  of Debt Discount and Issuance
  Costs, Excluding Interest on
  Deposits                                 $ 2,119     $ 2,591    $ 2,205    $ 1,920    $ 3,115
One-Third of Net Rental Expense                 68          79         72         68         75
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Total Fixed Charges for Ratio, Excluding
  Interest on Deposits                       2,187       2,670      2,277      1,988      3,190
Interest on Deposits                         2,326       2,014      2,935      4,374      5,273
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Total Fixed Charges for Ratio, Including
  Interest on Deposits                     $ 4,513     $ 4,684    $ 5,212    $ 6,362    $ 8,463
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RATIO OF EARNINGS TO FIXED CHARGES:

Excluding Interest on Deposits                1.8X        1.3X       1.4X       1.3X         **

Including Interest on Deposits                1.4X        1.1X       1.2X       1.1X         **

 * Represents the cumulative effect of change in accounting principle relating to the adoption of SFAS 109 ("Accounting for Income Taxes") in the first quarter of 1993.

** For the year ended December 31, 1990, earnings did not cover fixed charges by $91 million primarily as a result of large additions to the Reserve for Possible Credit Losses and special charges.

For purposes of computing the consolidated ratios, earnings represent net income
(loss) plus applicable income taxes and fixed charges, less cumulative effect of change in accounting principle (for the year ended December 31, 1993) and equity in undistributed earnings (losses) of unconsolidated subsidiaries and associated companies. Fixed charges represent interest expense (exclusive of interest on deposits in one case and inclusive of such interest in the other), amortization of debt discount and issuance costs and one-third (the amount deemed to represent an interest factor) of net rental expense.
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